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                    February 1, 2021

       Scott M. Haralson
       Senior Vice President and Chief Financial Officer
       Spirit Airlines, Inc.
       2800 Executive Way
       Miramar, FL 33025

                                                        Re: Spirit Airlines,
Inc.
                                                            Amended Form 10-K
for Fiscal Year Ended December 31, 2019
                                                            Filed April 16,
2020
                                                            File No. 001-35186

       Dear Mr. Haralson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Energy & Transportation